As filed with the Securities and Exchange Commission on May 10, 2017

Registration No. 333-197353

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTURY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0521411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan

(Full title of the plan)

Dale Francescon

Chairman of the Board and Co-Chief Executive Officer

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402-3338

(612) 607-7287

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-197353) (the “Registration Statement”) filed by Century Communities, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on July 10, 2014, as amended by Post-Effective Amendment No. 1 filed with the Commission on May 17, 2016, which Registration Statement registered 1,846,000 shares of common stock. $0.01 par value per share, of the Registrant (“Common Stock”) to be issued pursuant to the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan (the “2013 Plan”).

The Registrant’s authority to grant new awards under the 2013 Plan terminated upon shareholder approval of the Century Communities, Inc. 2017 Omnibus Incentive Plan on May 10, 2017 (the “Effective Date”). The maximum number of shares of Common Stock available for issuance under the 2017 Plan, subject to adjustment pursuant to the terms of the 2017 Plan, is (i) 850,000 shares of Common Stock; (ii) 575,984 shares of Common Stock remaining available for issuance under the 2013 Plan and not subject to outstanding awards under the 2013 Plan as of the Effective Date (the “Carryover Shares”); and (iii) 690,182 shares of Common Stock subject to awards outstanding under the 2013 Plan as of Effective Date, but only to the extent such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date.

As of the date hereof, 575,984 Carryover Shares under the 2013 Plan have been carried over to the 2017 Plan. Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new Registration Statement on Form S-8 to register the shares of Common Stock, including the Carryover Shares, available for offer or sale pursuant to the 2017 Plan. The Registrant is filing this Post-Effective Amendment in order to remove from registration the 575,984 Carryover Shares under the 2013 Plan that have been carried over to the 2017 Plan.

Item 8. Exhibits.

The following exhibit is filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

24.1	Power of Attorney (Included on signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 10, 2017.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon, Robert J. Francescon and David L. Messenger, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon	Chairman of the Board and Co-Chief Executive Officer (Co-Principal Executive Officer)	May 10, 2017
Dale Francescon

/s/ Robert J. Francescon	Co-Chief Executive Officer, President and Director (Co-Principal Executive Officer)	May 10, 2017
Robert J. Francescon

/s/ David L. Messenger	Chief Financial Officer (Principal Financial Officer)	May 10, 2017
David L. Messenger

/s/ J. Scott Dixon	Principal Accounting Officer	May 10, 2017
J. Scott Dixon

/s/ James M. Lippman	Director	May 10, 2017
James M. Lippman

/s/ Keith R. Guericke	Director	May 10, 2017
Keith R. Guericke

/s/ John P. Box	Director	May 10, 2017
John P. Box

CENTURY COMMUNITIES, INC.

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8

Exhibit Index

Exhibit No.	Description	Method of Filing

24.1	Power of Attorney	Included on signature page to this Registration Statement

4